Filed Pursuant to Rule 433

Registration No. 333-193879

February 18, 2014

PRICING TERM SHEET

Pacific Gas and Electric Company

3.75% Senior Notes due February 15, 2024

Issuer:	Pacific Gas and Electric Company

Anticipated Ratings (Moody’s/S&P/Fitch):*	A3 / BBB / A-

Principal Amount:	$450,000,000

Trade Date:	February 18, 2014

Settlement Date:	February 21, 2014 (T+3)

Maturity Date:	February 15, 2024

Interest Payment Dates:	February 15 and August 15, commencing August 15, 2014

Coupon:	3.75%

Price to Public:	99.901%

Benchmark Treasury:	2.75% due February 15, 2024

Benchmark Treasury Yield:	2.712%

Spread to Benchmark Treasury:	+105 basis points

Yield to Maturity:	3.762%

Optional Redemption:

At any time prior to November 15, 2023, Pacific Gas and Electric Company may, at its option, redeem the 3.75% Senior Notes in whole or in part at a redemption price equal to the greater of:

•      100% of the principal amount of the 3.75% Senior Notes to be redeemed; or

•      as determined by the Quotation Agent, the sum of the present values of the remaining scheduled payments of principal and interest on the 3.75% Senior Notes to be redeemed (not including any portion of payments of interest accrued as of the redemption date) discounted to the redemption date on a semiannual basis at the Adjusted Treasury Rate plus 20 basis points, plus, in either case, accrued and unpaid interest to the redemption date.

At any time on or after November 15, 2023, Pacific Gas and Electric Company may redeem the 3.75% Senior Notes, in whole or in part, at 100% of the principal amount of the 3.75% Senior Notes being redeemed plus accrued and unpaid interest to the redemption date.

Concurrent debt offering:	4.75% Senior Notes due February 15, 2044

CUSIP / ISIN:	694308HG5 / US694308HG53

Joint Book-Running Managers:	J.P. Morgan Securities LLC Morgan Stanley & Co. LLC RBS Securities Inc. Samuel A. Ramirez & Company, Inc.

Co-Managers:

BNY Mellon Capital Markets, LLC

CIBC World Markets Corp.

Loop Capital Markets LLC

U.S. Bancorp Investments, Inc.

Blaylock Beal Van, LLC

Lebenthal & Co., LLC

MFR Securities, Inc.

Mischler Financial Group, Inc.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.

You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (i) J.P. Morgan Securities LLC, collect at 212-834-4533, (ii) Morgan Stanley & Co. LLC, toll free at 1-866-718-1649, (iii) RBS Securities Inc., toll free at 866-884-2071 and (iv) Samuel A. Ramirez & Company, Inc., toll free at 1-800–888-4086.

PRICING TERM SHEET

Pacific Gas and Electric Company

4.75% Senior Notes due February 15, 2044

Issuer:	Pacific Gas and Electric Company

Anticipated Ratings (Moody’s/S&P/Fitch):*	A3 / BBB / A-

Principal Amount:	$450,000,000

Trade Date:	February 18, 2014

Settlement Date:	February 21, 2014 (T+3)

Maturity Date:	February 15, 2044

Interest Payment Dates:	February 15 and August 15, commencing August 15, 2014

Coupon:	4.75%

Price to Public:	99.573%

Benchmark Treasury:	3.75% due November 15, 2043

Benchmark Treasury Yield:	3.677%

Spread to Benchmark Treasury:	+110 basis points

Yield to Maturity:	4.777%

Optional Redemption:

At any time prior to August 15, 2043, Pacific Gas and Electric Company may, at its option, redeem the 4.75% Senior Notes in whole or in part at a redemption price equal to the greater of:

•      100% of the principal amount of the 4.75% Senior Notes to be redeemed; or

•      as determined by the Quotation Agent, the sum of the present values of the remaining scheduled payments of principal and interest on the 4.75% Senior Notes to be redeemed (not including any portion of payments of interest accrued as of the redemption date) discounted to the redemption date on a semiannual basis at the Adjusted Treasury Rate plus 20 basis points, plus, in either case, accrued and unpaid interest to the redemption date.

At any time on or after August 15, 2043, Pacific Gas and Electric Company may redeem the 4.75% Senior Notes, in whole or in part, at 100% of the principal amount of the 4.75% Senior Notes being redeemed plus accrued and unpaid interest to the redemption date.

Concurrent debt offering:	3.75% Senior Notes due February 15, 2024

CUSIP / ISIN:	694308HH3 / US694308HH37

Joint Book-Running Managers:	J.P. Morgan Securities LLC Morgan Stanley & Co. LLC RBS Securities Inc. Samuel A. Ramirez & Company, Inc.

Co-Managers:

BNY Mellon Capital Markets, LLC

CIBC World Markets Corp.

Loop Capital Markets LLC

U.S. Bancorp Investments, Inc.

Blaylock Beal Van, LLC

Lebenthal & Co., LLC

MFR Securities, Inc.

Mischler Financial Group, Inc.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.

You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (i) J.P. Morgan Securities LLC, collect at 212-834-4533, (ii) Morgan Stanley & Co. LLC, toll free at 1-866-718-1649, (iii) RBS Securities Inc., toll free at 866-884-2071 and (iv) Samuel A. Ramirez & Company, Inc., toll free at 1-800–888-4086.

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